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                                                                     Exhibit 2.1
                                                                     -----------

                        ASSET PURCHASE AND SALE AGREEMENT
                                     Between
                       PATIENT PORTAL TECHNOLOGIES, , INC.
                                       and
                    WORLDNET COMMUNICATIONS, INC. , d/b/a TMS



This  Asset  Purchase  and  Sale  Agreement   ("Agreement")   between   Worldnet
Communications, Inc., dba TMS, a New York corporation with an address for purposes hereof at 8276 Willett Parkway, Suite 200, Baldwinsville, New York 13027 ("TMS"), and Patient Portal Technologies, Inc., a Delaware corporation with an address for purposes hereof at 7108 Fairway Drive, Palm Beach Gardens, FL, 33418 ("PPTI "), is dated the 25th day of September 2007. TMS and PPTI are each referred to herein at times as a "Party" and collectively as the "Parties".

                                   WITNESSETH:

WHEREAS, TMS was engaged in the business of providing various patient telephone and television services to Hospitals and their patients ("Retail Customers"), and desires to refocus its business activities on providing infrastructure support and billing services to other services providers that require certain TMS Services in connection with the service providers customers ("Wholesale Customers"); and

WHEREAS, PPTI, through its wholly-owned subsidiary Patient Portal Connect ("Patient Portal:"), is engaged in the business of providing various services to Hospitals, colleges and universities, students and patients;

WHEREAS, TMS and PPTI are affiliated companies and desire to enter into this Agreement upon terms and conditions that are no more or less favorable than the terms and conditions that would apply to unaffiliated companies.

WHEREAS, TMS desires to sell and PPTI desires to purchase certain Hospital Contracts (defined below) upon the terms and conditions set forth herein; and

NOW, FOR AND IN CONSIDERTION OF, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between TMS and PPTI as follows:

1. Definitions. Capitalized terms used in this Agreement, and not otherwise defined herein, shall have the meanings as set forth below.

"Billing and Collection Services" means services provided by TMS for billing and collecting patient charges for TMS Services and, on behalf of PPTI, for PPTI Services, pursuant to agreements with local exchange carriers, credit card companies, direct invoicing and third party billing and collection entities.

"Call-Center Services" means TMS' primary services including Billing Collection Services, and activation and deactivation of patient televisions and/or telephones, and other equipment. Call Center Services are provided on a 24x7 basis 365 days per year through live operators that activate and deactivate


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

patient telephones and/or televisions, collect billing information and verify patients home telephone numbers or validate credit card information, dispatch repair personnel for hospital telephones and/or televisions, and provide a help-desk and customer services for inquiries by the hospital or patients following discharge.

"Colleges" means colleges, universities and other educational institutions or entities that become customers of PPTI, including individual students, faculty and other personnel.

"Direct Dial Services" are services provided by TMS that allow patients in Hospitals to make long distance calls directly from their hospital room without prepayment, dial-around or other inconvenience and/or additional charges through the TMS Call Center operators.

"HIPAA" means the Administrative Simplification requirements of the Health Insurance Portability and Accountability Act of 1996, and regulations promulgated thereunder, including the Standards for Privacy of Individually Identifiable Health Information at 45 Code of Federal Regulations Parts 160 and 164 commonly referred to as the "Privacy Regulations".

"Hospitals" are public or private health and medical care facilities and institutions that provide health care and related services to patients, including but not limited to, hospitals, rehabilitation centers and institutions, and nursing homes, including Systems (defined below) that are comprised of one or more such entities.

"Hospital  Contracts"  means  the  contracts,   agreements,   understandings  or
arrangements between TMS and its Retail Customers comprised of Hospitals pursuant to which TMS provides TMS Services and Direct Dial Services.

"Initial Term" has the meaning set forth in paragraph 4.1 below.

"PPTI Customers" means Colleges and Hospitals and any other person or entity that PPTI provides PPTI Services during the Term of this Agreement.

"PPTI Representative" means Kevin Kelly, or such other person that PPTI notifies TMS in writing.

"PPTI Services" means any and all services provided by PPTI to PPTI Customers, including those Hospitals and patients that become PPTI Customers upon closing of the purchase and sale of the Hospital Contracts under this Agreement.

"Purchase Price" means the total two million five hundred thousand dollars ($2,500,000) to be paid as set forth in Section 2 below.

"Proprietary Information" has the meaning set forth in paragraph 5.1 below.

"Renewal Term" has the meaning set forth in paragraph 4.1 below.

"Systems" means independent hospital networks or IHNs, groups, health systems, health associations or other organizations comprised of one or more institutions organized to provide management services to Hospitals, and any person, organization, entity or Hospital that is affiliated with an entity that owns and/or controls, Hospitals located in more than one state.

"Term"  means the  Initial  Term and all  Renewal  Terms as further set forth in
Section 4 below.

"TMS Designated Representative" means William M. Kelly, Jr. or such other person as TMS notifies PPTI in writing.

"TMS  Services"  means   collectively  Call  Center  Services  and  Billing  and
Collection Services Services.



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"Transaction"  means all TMS Services provided to, or on behalf of PPTI provided per Customer.

"Transaction Fee" means $6.00 to be paid by PPTI to TMS per Transaction processed for each PPTI Customer for whom TMS provides TMS Services during the Term..

2. Transfer of Certain Assets

2.1 TMS hereby transfers and forever conveys and assigns any and all of its rights, title and interest in, and any related intellectual property or other associated rights, to twenty (18) Hospital Contracts set forth in Exhibit A, which is attached hereto and incorporated herein by this reference. The Hospital Contracts constitute substantially all of the Retail Base of TMS.

2.2 In consideration for the acquisition of the assets listed in paragraph 2.1 above, simultaneous with the execution of this Agreement, PPTI shall pay TMS a total of two million five hundred thousand dollars ($2,500,000) payable as follows:

         A. $1,500,000 in cash at the Closing; and
         B. $1,000,000 in shares of PPTI's Series B Preferred Stock.

2.3 Notwithstanding the closing of the purchase and sale of the Hospital Contracts, TMS or an affiliate agrees to provide Billing and Collection and Call Center Services for the PPTI if PPTI desires for TMS to do so for a Transaction Fee per PPTI Customer per service Billed and Collected of $6.00. During the term of each Hospital Contract for which TMS provides Direct Dial Services at the time of the sale, TMS agrees to continue to provide such services unless PPTI notifies TMS to discontinue the Direct Dial Service on a Hospital-by-Hospital basis, and further provided that PPTI shall indemnify TMS from any claims or damages by a Hospital or patient for the termination of Direct Dial Services.

2.4 This Agreement and the purchase and sale of the Hospital Contracts is contingent on: (i) each Party obtaining all necessary corporate and shareholder approval, (ii) PPTI closing on the financing in connection with its acquisition of the Hospital Contracts; and (iii) TMS notifying all Hospital customers of the assignment of their respective Hospital Contracts. Each Party shall notify the other Party's Designated Representative in writing by email or other electronic means, when the necessary approvals are obtained, and PPTI shall notify TMS' Designated Representative when the financing is closed. When the above contingencies all are satisfied, the Parties will mutually agree on a date for the closing, which shall be completed by email.

2.5 For the Closing, TMS will confirm in writing that it has assigned the Hospital Contracts to PPTI and shall state the effective date of the transfer, which date shall be the same date as PPTI performs the following Closing obligations: (i) PPTI shall sign a letter to each Hospital agreeing to be bound by the terms and conditions of the Hospital Contract for the term, and shall copy TMS on each letter; and (ii) PPTI shall pay the Purchase Price and issue the Shares.

3. Indemnification; Liability.

3.1 Nothing in this Agreement is to be construed to constitute the Parties as employer/employee, franchisor/franchisee, partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking. Employees of one


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Party are not  entitled  to benefits  of any nature  whatsoever  provided by the other Party to its employees. Neither Party shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the Party.

3.2 Indemnification. Each Party shall defend and indemnify the other Party and their respective officers, directors, shareholders, and employees) from and against all claims, taxes, penalties, interest, costs, expenses, damages, lawsuits, or other liabilities (including without limitation, reasonable attorneys' fees and court costs) relating to or arising out of acts or omissions by the Party that result in monetary damages to the other Party.

3.3 NO WARRANTIES. EACH PARTY HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO ITS SERVICES, FACILITIES OR EQUIPMENT, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3.4 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, THEIR RESPECTIVE AFFILIATED ENTITIES AND/OR CUSTOMERS, OR ANY THIRD PARTY OR ENTITY FOR SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES UNDER THIS AGREEMENT OR OTHERWISE.

4. Term and Termination.

4.1 The term of this Agreement shall commence upon execution of this Agreement by both Parties and shall expire on the sooner of the Closing or three months from the date first set forth above, unless otherwise extended by a writing signed by both Parties.

4.2 This Agreement shall automatically be terminated without further act or document upon the filing for bankruptcy protection by either Party. It also shall be automatically terminated without further act or document upon any breach of a material provision of this Agreement, which is not cured within thirty days following written notice from the non-defaulting Party.

4.3 Upon any termination of this Agreement, TMS shall continue to own and be required to perform all the obligations under the Hospital Contracts, and PPTI shall have no interest in the Hospital Contracts, or any right to purchase the same.

4.4 The provision governing "Indemnification and Limitation of Liability" set forth in Section 3 above, and the provisions governing "Confidentiality" set forth in Section 5 below shall survive the termination of this Agreement for a period of three years following the date of termination.

5. Confidentiality.

5.1 Proprietary Information. All information furnished to either Party by or on behalf of the other Party is proprietary and confidential (the "Proprietary Information"), and shall be treated in a confidential manner as provided herein and remain the sole and exclusive property of the disclosing Party. The terms of this Agreement are deemed Proprietary Information. Without limitation, all Hospital related information, sales and marketing techniques and information, proposals, Hospital Contracts, information set forth in completed questionnaires, and literature and materials is deemed Proprietary Information of the disclosing Party. Proprietary Information may only be used by the other Party to market or provide services to the extent authorized under this Agreement, or in connection with financing activities by either Party. Proprietary Information may not be directly or indirectly disclosed to any third party without the prior written consent of the disclosing Party Company (which consent may be given or withheld at the sole discretion of the disclosing Party).



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5.2 Each Party  acknowledges  that (i) the Proprietary  Information of the other
Party is a valuable asset of that Party, (ii) any disclosure or unauthorized use will cause irreparable harm and loss, and (iii) monetary damages may not be sufficient to compensate the disclosing Party or the Hospitals so that injunctive relief is an appropriate remedy to prevent any actual or threatened unauthorized use or disclosure of the Proprietary Information.

5.3 Notwithstanding anything to the contrary in this Agreement, each Party shall be entitled to disclose Proprietary Information of the disclosing Party to third parties in connection with financing and billing and collection activities, its provision of Services, its compliance with the terms and conditions of any Hospital Contracts or any federal, state or local laws, rules and regulations, and in connection with the payment of any Commissions to the other Party.

5.4 The confidentiality and non-disclosure obligations set forth in this Section 5 do not apply to any portion of the Proprietary Information (other than patient-related information) which (i) is or becomes public knowledge through no fault of the receiving Party or its agents, (ii) is disclosed to the receiving Party without a restriction on disclosure by a third party which has the lawful right to disclose the same, or (iii) is required to be disclosed pursuant to a lawful and formal request or requirement of a governmental or regulatory authority, provided however, that prior to any required disclosure of Proprietary Information pursuant to subclause (iii) of this paragraph 5.4, the receiving Party shall first notify the disclosing Party in writing, and shall cooperate with any activities by the disclosing Party, in its sole discretion, to obtain a protective order or limitation or restriction on such disclosure, and the receiving Party and its Affiliated Entities shall only disclose the specific Proprietary Information as is required according to written notice from its legal counsel addressed to the disclosing Party, stating the reasons such disclosure is required, and describing the specific Proprietary Information to be disclosed and the party to whom such disclosure shall be made.

5.5 Intellectual Property Prohibition. Except as may otherwise be provided in this Agreement, neither Party may use the name, logos, trade names, service marks, trademarks, printed materials, or art work of the other Party, in any promotional or advertising material, statement, document, press release, broadcast or other communication without the prior, written consent of the other Party, which consent may be given or withheld in the sole discretion of such other Party. Notwithstanding anything to the contrary in this Agreement, each Party shall be entitled to issue press releases, or post information on its website describing the general nature of this Agreement and the Parties hereto, and provide such information as is necessary in connection with providing its own services or marketing the other Party's services, all without the prior written consent of the other Party.

6. Miscellaneous.

6.1 Limitation on Assignment. Except as set forth in this paragraph 6.1, neither Party may assign or transfer their respective rights, benefits or obligations under this Agreement or this Agreement without the prior written consent of the other Party, in its sole discretion. This Agreement is binding on the Parties and their respective successors and permitted assigns. Notwithstanding anything to the contrary, either Party may assign this Agreement and its rights, obligations and benefits hereunder to an affiliate, or to a successor of all, or substantially all the assets, of the transferring Party, whether by merger, consolidation or otherwise without notice to the other Party. Notwithstanding anything to the contrary in this Agreement, each Party may assign, pledge, hypothecate or otherwise encumber Hospital Contracts and any monies or Commissions due it under any Hospital Contracts in connection with financing the operating and capital expenditure requirements related to providing the Party's services or conducting its business.



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6.2 Notices.  Any notice,  statement,  or other report  required or permitted by this Agreement must (i) be in writing and is deemed given when (a) delivered personally, (b) sent by confirmed facsimile to TMS at (315) 638-4585 or to PPTI at (561)630 -_7688 (c) 48 hours after deposit in the U.S. mail, mailed by registered or certified mail, return receipt requested, postage prepaid, (d) delivered to a public or private express mail service for overnight delivery, or
(e)  sent  by  email  to TMS at  vanessa.loysen@tmsservices.net  with a copy  to
billy.kelly@tmsservices.net,      and     to      PPTI     by      email      to
Kevin.kelly@patientportal.com   with  a  copy  to  wjreilly@msn.com;   and  (ii)
addressed to the other Party at the address set forth in the opening paragraph of this Agreement, or at such other address as either Party may designate in writing from time to time in accordance with this paragraph 6.2.

6.3 HIPAA Representation. Each Party represents and warrants to the other that it is familiar with the privacy requirements of HIPAA and will comply with those requirements protecting the privacy of all Hospital and patient information. Each Party will ensure that it is familiar with the HIPAA privacy requirements and will comply with those requirements. To the extent that a Party is, or may be, a Business Associates under the HIPAA rules, the other Party agrees to execute any applicable documents as may be reasonably necessary for the other Party to comply with HIPAA and any Hospital rules, policies or regulations within five business days from the date the Party providing the services submits any such request by email to the other Party's Designated Representative.

6.4 Governing Law. This Agreement is governed by the laws of the State of New York, without giving effect to its choice of law principles to the extent such principles would result in the application of the laws of any other state. Each Party (i) agrees that the Courts of New York including state and federal courts have exclusive jurisdiction and are the exclusive venue for any action arising under this Agreement, and (ii) submits itself to the exclusive jurisdiction of said Courts for purposes of any such action. The Parties hereby waive trial by jury.

6.5 Severability. The illegality or unenforceability of any provision or portion of this Agreement does not affect the legality or enforceability of any other provision or portion. If any portion or provision of this Agreement is deemed illegal or unenforceable for any reason, there will be deemed to be made such minimum change in such portion or provision as is necessary to make it valid and enforceable and acceptable to the Parties as so modified.

6.6 Entire Agreement. This Agreement as amended from time to time and any Authorizations provided under this Agreement contain the entire agreement between the Parties concerning the subject matter covered under this Agreement, and any representations or agreements, oral or otherwise, not embodied herein, are superseded by the terms of this Agreement.

6.7 Amendments, Waivers, Remedies. This Agreement, or any of its provisions, may not be amended, or modified, and no provision may be waived, unless such amendment, modification, or waiver is in writing and signed by both Parties. The waiver of any breach or default under this Agreement does not constitute the waiver of any other breach or default, whether or not similar, nor any subsequent breach of the same provision. The election by either Party of any right or remedy contained in this Agreement is not exclusive of any other rights or remedies in law or equity other than as may be limited by this Agreement.

6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original, but all of which together shall constitute one and the same instrument. The individuals signing this Agreement represent and warrant that they are authorized to bind and do so bind the Party on behalf of which they are executing this Agreement. This Agreement shall be effective upon successful transmission by facsimile of signed signature pages by both Parties to each other.



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6.9 Compliance  with Laws.  During the term of this  Agreement,  each Party must comply with all local, state and federal laws and regulations applicable to its business and the performance of its obligations under this Agreement. 6.10 Force Majeure. Either Party's delay in, or failure of, performance under this Agreement is excused, where such delay or failure arises from, relates to, or is caused by an act of God, fire or other catastrophe, electrical, computer, or mechanical failure, work stoppage, or acts or omissions of third parties, government or agencies thereof or other acts, omissions and events outside the Party's reasonable control.

6.11 Third Parties. The provisions of this Agreement and the rights and obligations created hereunder are intended for the sole benefit of the Parties and it does not create any right, claim or benefit on the part of any person not a Party to this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above to be effective on the 5th day of December upon transmission by facsimile of signed copies by each Party to the other Party ("Effective Date").

WORLDNET COMMUNICATIONS, INC.                PATIENT  PORTAL
d/b/a TMS                                    TECHNOLOGIES, INC.



By:   ___________________________        By:  _______________________________
      Name: William M. Kelly, Jr.             Name: _______________
      Title:  President                       Title: ________________
      Facsimile: 315.638.4585                 Facsimile: ___.___.___







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                                    EXHIBIT A
                               HOSPITAL CONTRACTS

                    HOSPITAL                       Location
                    --------                       --------
                    Greater Southeast              Washington DC
                    University Hospital            Syracuse, NY
                    St. Lukes Memorial             Utica, NY
                    Park Ridge                     Rochester, NY
                    Faxton                         Utica, NY
                    Mercy Medical                  Baltimore, MD
                    Delaware County                Drexel Hill, PA
                    Crozer                         Upland, PA
                    Monmouth                       Long Branch, NJ
                    Genesys                        Grand Blanc, MI
                    Nanticoke                      Seaford, DE
                    Raritan Bay                    Perth Amboy, NJ
                    RIM                            Detroit, MI
                    Monogahela Valley              Monongahela, PA
                    Southampton                    Southampton, NY
                    Harrisburg                     Harrisburg, PA
                    CGOH                           Harrisburg, PA
                    Meadowlands                    Secaucus, NJ













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